99.B(e)(2)(ii)

SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING EQUITY TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

ING Growth Opportunities Fund